New artist that outpaces S&P over 25 years

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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
to me

Dear Sam,

We were extremely excited to launch our very first Peter Doig offering earlier this year.

Why?

Doig has a strong record for auction resales—he's had 36 works return to auction between 1999 and 2023.

The median appreciation on these repeat sales? **19.8%**.

For reference, the median returns on the S&P 500 over the same time is **10.7%**.

All this really means is that Doig's appreciation across that sample size has historically tended to be higher than these equities over the same periods—nearly double, in fact.


19.8%
10.7%
S&P 500
Peter Doig
Average Appreciation Rates

We'll continue to watch his market closely—here's your chance to buy in at our price point of $638k. View offering circular below.

P.S. Doig designed an entire line for luxury designer Dior a few years ago—and we got our hands on a silver bracelet he made. Check out Doig's offering and you'll be automatically entered to win.


GIVEAWAY
DIOR

Thanks,

Anthony DeSimone

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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281